Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy Partners, Ltd. (the “Registration Statement”), to be filed on or about July 13, 2011, of all references to the name of Netherland, Sewell & Associates, Inc; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement; and to the use of our reports effective December 31, 2010; December 31, 2009; and December 31, 2008, in the Energy Partners, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 3, 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 13, 2011